Exhibit 3.2

OPERATING AGREEMENT

OF

BLACK HAWK HOLDINGS, L.L.C.

This Operating Agreement of BLACK HAWK HOLDINGS, L.L.C. (this “Agreement”), dated as of January 23, 2008, is entered into by Casino America of Colorado, Inc., a Colorado corporation, as the sole member (the “Member”), and Allan B. Solomon, Virginia McDowell and Bernard Goldstein (collectively, the “Managers”).  The Member and the Managers, by execution of this Agreement, hereby continue a limited liability company pursuant to and in accordance with the Colorado Limited Liability Company Act (the “Act”) and hereby agree as follows:

1.                                       Name.  The name of the limited liability company is “Black Hawk Holdings, L.L.C.” (the “Company”).

2.                                       Purpose.  The purpose to be conducted or promoted by the Company is to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Colorado.

3.                                       Member.  The name and business or mailing address of the Member are as follows:

Name	Address

Casino America of Colorado, Inc.	600 Emerson Rd.
St. Louis, MO 63141

4.                                       Powers.  The business and affairs of the Company shall be managed by or under the direction of the Managers.  The Managers shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Colorado.  The Managers may from time to time appoint persons to act on behalf of the Company and may hire employees and agents and appoint officers to perform such functions as from time to time shall be delegated to such employees, agents and officers by the member.  The Managers (and any individual appointed by the Managers) are hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the articles of organization of the Company (and any amendments and or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any state or other jurisdiction in which the Company conducts business.

5.                                       Capital Contributions.  The Member may make, but is not required to make, future contributions to the Company in cash or other property in its discretion.

6.                                       Profit and Losses.  Distributions may be made to the Member at the times and in the aggregate amounts determined by the Member.  Such distributions shall belong to the Member.

7.                                       Admission of Additional Members.  No person may be admitted to the Company as a member without the prior written consent of the Member.

8.                                       Liability of Members.  The Member, and any additional member, shall not have any liability for the obligations or liabilities of the Company except to the extent provided by law.

9.                                       Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Colorado, all rights and remedies being governed by said laws.

10.                                 Tax Classification.  It is intended for the Company to be treated as a disregarded as a separate entity from the Member for U.S. federal income tax purposes.  No election will be made to treat the Company as an association taxable as a corporation for U.S. federal income tax purposes.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Operating Agreement as of the date and year first written above.

MEMBER:

Casino America of Colorado, Inc.,
a Colorado corporation

By:	/s/ Allan B. Solomon
Name:
Title:

MANAGERS:

/s/ Allan B. Solomon
Allan B. Solomon

/s/ Virginia McDowell
Virginia McDowell

/s/ Bernard Goldstein
Bernard Goldstein